Exhibit 99.2

Trex Company

Fourth Quarter and Full Year 2022 Earnings Conference Call

Monday, February 27, 2023, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks—President, Chief Executive Officer

Dennis Schemm—Senior Vice President & Chief Financial Officer

Amy Fernandez—Vice President, General Counsel

Viktoriia Nakhla—Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Fourth Quarter and Full Year 2022 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla, Investor Relations. Please go ahead.

Viktoriia Nakhla

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Amy Fernandez, Vice President, General Counsel as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the fourth quarter and full year 2022. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Law. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and good evening, everyone. Our fourth quarter operating results came in ahead of our expectations and represented a strong sequential recovery as we effectively navigated the challenges of the pro-channel inventory recalibration. I’m pleased to report that, as anticipated, the inventory recalibration was completed by year-end. With good participation in the early buy season, we entered the year and upcoming season with inventory levels that align with market expectations.

Consumer demand for Trex decking and railing remained steady during the quarter, demonstrating the broad-based appeal of our product portfolio and attractiveness of the outdoor living category as an ongoing secular trend. Supported by our industry-leading brand, manufacturing efficiency and the strength of our long-standing relationships with best-in-class channel partners, Trex offers the most relevant products and strongest service levels to customers every day.

This has positioned Trex as the primary beneficiary of positive long-term trends towards outdoor living. In addition, Trex is the most widely available and purchased decking and railing brand in North America and around the world. In recent months, we expanded our distribution network in Texas, Oklahoma and other southern states, enabling us to better service many of the fastest growing markets.

As the world’s largest manufacturer and market leader of wood alternative composite decking and railing with the most expansive manufacturing and distribution network, our dealers and contractors can confidently grow sales.

Q4 was the first quarter to benefit from the actions we took in July to align our cost structure with the lower sales volumes due to channel inventory recalibration. We reduced production levels, right-sized our employee base while retaining our most experienced manufacturing talent and implemented cost efficiency programs. These actions, together with easing inflationary pressures enabled us to drive sequential increases in fourth quarter for both gross margin and EBITDA margin of 960 basis points and 710 basis points, respectively.

Additionally, further opportunities for margin expansion are expected with our ongoing investment and focus on continuous improvement programs. During the quarter, we balanced these actions aimed at improving our near-term profitability with longer-term decisions to support our growth trajectory, namely investing in the Trex brand and continuing to commercialize new products that broaden our market opportunity.

In addition, we completed the sale of Trex Commercial Products. The divestiture reflects our decision to focus our resources on the most profitable opportunity for our company and its shareholders, namely accelerating conversion to composites from wood and further strengthening our industry leadership.

For more than 30 years, we’ve invented, reinvented and defined the composite decking category and innovation remains a key competitive advantage for Trex. In the fourth quarter, we doubled the number of color options available nationally for our recently launched Transcend Lineage decking collection, which incorporates heat mitigating technology, with a refined color palette and finish. We also introduced a tiered warranty structure for Trex decking that underscores the value of our industry-leading good, better, best decking lineup.

More recently, we announced the regional launch of our latest decking innovation, Trex Signature® decking. This product offering elevates the premium composite decking category with the achievement of the most authentic wood aesthetics to-date by raising the bar for beauty, performance and sustainability. Signature decking is backed by an industry-leading 50 year limited residential warranty and is complemented by the full range of Trex Signature Railing.

Trex innovation also extends to our robust sourcing and recycling efforts. Through the NexTrex® recycling program, customers such as Rent The Runway, LL Bean and Urban Outfitters have found the solution to transform their single use plastic waste into beautiful and sustainable Trex decking.

While the economic backdrop remains uncertain, we continue to believe our tie to the repair and remodel sector makes us more resilient than other sectors. As many homeowners are priced out of moving, they tend to invest in their existing homes and pursue renovations, especially those that add long-term value, like a Trex deck.

Despite our general optimism, we are moving forward cautiously to ensure that we emerge from this period as an even stronger company. We have several key advantages that position Trex to outperform in both the near and long term.

First, the Trex brand, which is synonymous with high performance and low maintenance, continues to receive the most significant and prestigious recognition in the industry, including recently being named America’s Most Trusted® Composite Decking Brand by Lifestory Research, earning the highest trust rating amongst nine decking brands included in the survey, receiving the best reviews and satisfaction scores among survey respondents and being the only decking brand to earn the maximum 5 star rating.

Second, the 95% recycled and reclaimed content of our decking boards, coupled with our sustainable manufacturing process makes us the ideal choice for today’s increasingly eco-conscious consumer and an appealing investment for ESG and growth investors.

Third, we have the highest production efficiency in the composite industry.

Fourth, we have the industry’s leading network of channel partners with products sold through more than 6,700 retail outlets across six continents. Our brand appeal and strength has recently allowed Trex to gain additional stocking positions in the pro-channel and to extend our market-leading availability in the home center channel.

And fifth, Trex’s company history of cash flow generation and balance sheet strength positions us for today and into the future.

As we look to the long term, our new manufacturing facility in Arkansas will give us the capacity to take full advantage of demand growth. While we are continuing with the modular build-out of the facility in 2023, when Arkansas comes online, Trex will have unmatched geographical coverage with east, west and central sites to serve our decking and railing customers and to drive additional long-term growth through expansion of our international sales in addressing the adjacent cladding market.

While we are committed to the build-out of the Arkansas facility, we expect the build-out will extend beyond the originally planned 2024 timing with gradual manufacturing ramp starting with processing of recycled materials and then moving to decking manufacturing currently estimated to start in early 2026.

We’ve entered 2023 with a position of strength supported by our brand and market leadership and a strong balance sheet. At the same time, we remain mindful of the macroeconomic environment, and as such, we’re taking a conservative approach to full year planning. We expect to decrease our balance sheet inventory to more normalized levels throughout 2023, which will improve cash flow.

As we’ve noted in prior calls, we’ve elected to run our facilities with the assumption of a $1 billion revenue run rate for the year. However, if demand differs from expectations, we have the ability to quickly flex our production level accordingly.

I’ll now turn the call over to Dennis to provide a more detailed view of our financial performance and our outlook.

Dennis Schemm

Thank you, Bryan, and good afternoon, everyone. Consolidated net sales were $192 million in the fourth quarter, which exceeded expectations. Trex Residential and Trex Commercial net sales were $181 million and $11 million, respectively. As previously discussed, fourth quarter residential sales were impacted by the inventory recalibration in the pro-channel spurred by concerns over a potential easing in consumer demand due to rising interest rates, declining consumer sentiment and expectations of a general slowing in the economy. However, as Bryan mentioned, we are pleased to report that the pro-channel inventory correction was completed by year-end 2022 as anticipated.

In response to the inventory recalibration, we immediately took aggressive actions to better align our cost structure with current demand by reducing production, rightsizing our employee base and focusing on the cost reduction programs. As a result, we posted a significant sequential recovery in consolidated gross margin and Trex residential gross margin, which increased to 34.1% and 36.1% respectively, in the fourth quarter. In the year ago period, consolidated gross margin was 38.9%, and Trex residential gross margin was 39.7%.

Selling, general and administrative expenses were $35.4 million or 18.5% of net sales in the fourth quarter compared to $36.7 million or 12.1% of net sales in the fourth quarter of 2021. Excluding $4.3 million of other expenses related to the sale of Trex Commercial and nonexecutive retention compensation, SG&A was $31.2 million or 16.2% of net sales.

During the fourth quarter, we completed the sale of our wholly-owned subsidiary and reportable segment Trex Commercial. The divestiture reflects our decision to focus on driving the most profitable growth strategy for the company and its shareholders through the execution of our outdoor living strategy. The sale resulted in a $15.4 million loss in the fourth quarter. Beginning in 2023, the company will operate in one reportable segment, Trex Residential. We posted the relevant quarterly data in our earnings release and on our website in our investor presentation for ease of comparison.

2022 fourth quarter net income was $10 million or $0.09 per diluted share compared to $25 million or $0.22 per diluted share in the year-ago quarter. Excluding the loss on the sale and other expenses related to the divestiture of Trex Commercial and nonexecutive retention compensation, adjusted net income was $25 million or $0.23 per diluted share. We are pleased to have delivered adjusted EBITDA of $46 million, or 24.1% of net sales, in line with our expectations.

We used our strong balance sheet and cash flow to repurchase 1.1 million shares of our outstanding stock in Q4, returning $50 million to shareholders. We also upsized our revolver by $150 million, bringing our total debt capacity to $550 million to provide us with the additional financial flexibility.

Summarizing our full year results. Consolidated net sales were $1.1 billion compared to $1.2 billion in 2021. Trex Residential net sales were $1.1 billion, with Trex Commercial contributing $47 million. Consolidated and residential gross margins were 36.5% and 37.7% respectively, compared to 38.5% and 39.3%, respectively, in 2021.

Selling, general and administrative expenses were $142 million, or 12.8% of net sales, compared to $140 million, or 11.7% of net sales, in 2021. Excluding $5.5 million related to the loss on the sale and other expenses related to the divestiture of Trex Commercial, nonexecutive retention compensation and third quarter severance charges, SG&A expenses in 2022 were $136 million, or 12.3% of net sales. Full year 2022 net income was $185 million, or $1.65 per diluted share, compared to $209 million, or $1.80 per diluted share, in 2021.

Excluding the loss on sale and other related expenses, the nonexecutive retention compensation and severance charges, adjusted net income in 2022 was $201 million, or $1.80 per diluted share. Adjusted EBITDA was $313 million, resulting in an adjusted EBITDA margin of 28.3%, in line with guidance compared to adjusted EBITDA of $357 million and adjusted EBITDA margin of 29.8% in 2021.

We generated a very healthy operating cash flow of $216 million in 2022. We invested $176 million in CAPEX, mostly related to the new Arkansas manufacturing facility. We also invested in our high-return investment cost-reduction initiatives that will enable us to improve our profitability in 2023 and beyond.

2022 was also a record year for share buybacks as we returned approximately $395 million to shareholders through the repurchase of 6.5 million shares of our outstanding common stock with 1.5 million shares remaining under this existing program.

As Bryan mentioned, we are committed to Arkansas as our third production location, but we expect the investment to occur over a longer time period. Total investment is still planned at approximately $400 million, most of which was initially planned to occur through late 2024. That investment will now carry on through 2025 and into 2026.

We expect to use more working capital throughout the first half of the year as we level load our production to $1 billion of sales and deploy normal early buy programming to ensure our products are properly seeded in the channel. Given our strong share repurchases in 2022, we expect to be utilizing our revolver throughout the year and incurring interest expense in the range of $8 million to $9 million.

As we turn to our outlook, we anticipate first quarter 2023 net sales to be in the range of $230 million to $240 million and we are seeing the following for our 2023 annual guidance. Full year 2023 EBITDA margin to be in the 26% to 27% range, selling, general and administrative expenses in the range of 15% to 16% of net sales, and an effective tax rate of approximately 25% to 26%. Interest expense in the range of $8 million to $9 million, depreciation in the range of $45 million to $47 million and capital expenditures in the range of $130 million to $140 million, which primarily relates to the modular build-out of our Arkansas facility calibrated to demand trends.

With that, I will now turn the call back to Bryan.

Bryan Fairbanks

Thank you, Dennis. To sum up, our fourth quarter performance has set the stage for 2023 to be a year of continuous improvement and return to normalized marketing of both the Trex brand and new products. Trex will continue to provide the consumer with a broad-based product portfolio and deliver meaningful value to our channel partners. We remain confident in our ability to outperform, thanks to our brand strength and market-leading position, distribution and retail partnerships, expanded product lines and most importantly, the dedication and collaboration of the people who make up the Trex organization. They are a key competitive advantage that cannot be replicated.

Operator, please open the call to questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw from the question queue, please press “*” then “2.” In the interest of time, please limit yourself to only one question and one follow-up. At this time, we will pause momentarily to assemble our roster.

Today’s first question comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Good afternoon, guys. Thanks for taking my questions. The first one is, I just want to make sure I have the math right here. So, there was $200 million of channel inventory built starting in the third quarter of ‘21. I think $100 million was in the third quarter and fourth quarter combined, so the other $100 million was in 2022. And I believe last quarter, you said that two-thirds of that was in the first quarter, so call it $65 million to $70 million. It looks like the revenue guide year-over-year for the first quarter is down, call it, $90 million to $100 million year-over-year. So, is that $20 million to $30 million delta your assumption for the decline in sell-through?

Bryan Fairbanks

It’s not as much a decline in sell-through as it is the channel being more conservative in the amount of inventory that they are willing to hold at this point. So, there is still caution within the channel itself. Our balance sheet, we have additional inventory. We talked about building that inventory going into the end of the year as we were producing at a $1 billion level, but we weren’t selling at that level for the last six months of the year. So, we are prepared to service the marketplace. But by far, the largest driver of it is a more conservative channel right now, not leaning quite as heavily into normal early buy as they have in the past.

John Lovallo

Got it. Okay. And then at the midpoint of the EBITDA margin guide, you’d call it $265 million, it appears that and assuming $1 billion in sales, it appears that the decremental margin would be somewhere around 80%. Are we thinking about that right? And what would drive such a sharp decremental margin?

Dennis Schemm

Well, I think the way we’re looking at it, because decrementals always get a little bit messy here when you’re dealing with that. But we’re looking at 26% to 27% EBITDA margins for the full year. So, the main decreases year-over-year are going to be essentially with the step-up in SG&A as we talked about last year in Q3. So, we talked about the need that we needed to step that up to support more branding to support our number one position with the brand. We wanted to also support R&D as well with new product deliveries as well as alternative formulations. And then thirdly, continuing to invest in our sales force as we want to grow in the highest wood conversion opportunity areas, but that would be the major ones.

John Lovallo

Thank you.

Bryan Fairbanks

Thanks, John.

Operator

The next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi, guys. Thanks for taking the questions.

Bryan Fairbanks

Hi, Ryan.

Ryan Merkel

So first off, Bryan or Dennis, can you unpack the $1 billion revenue guide a bit more? Just looking for details on sell-through and units, remodel outlook and any seasonality details that we should think about?

Bryan Fairbanks

Yes. I think I mentioned in my opening comments a little bit about seasonality that I expect to see a steeper curve to the season than what we’ve seen in the past. We’re building our plan, assuming a $1 billion production plan, assuming from a channel perspective that what sells in, sells out during the course of the year. We are not expecting any significant inventory build. And as I mentioned earlier, we will be ready to support that inventory need as the summer gets here. But we also have a planning assumption where the consumer is a little bit weaker, down at mid-single-digit type range on a full year basis. And it’s really more of the second half of the year. There is still more concern as there is just general uncertainty in the economy still. And if we do see that there is improvement, we do have the ability to quickly flex up that production and deliver whatever capacity is necessary.

Ryan Merkel

Got it. Okay. That’s helpful. And then I know you said demand is steady. Can you just talk about sort of sell-through in 4Q, what you’re seeing here in 1Q and just contractor confidence heading into the selling season?

Bryan Fairbanks

Yes, we continued to see good demand in the fourth quarter. October and November were flat with prior year. We did see a bit of a falloff in December, a mid-single-digit type falloff, but moving into the new year, that’s improved where it’s roughly flat again with prior year. And talking with our contractors, backlogs have normalized. So rather than them being out between 8 and 12 weeks, most of them are going to be between four and six weeks at this point. So, our contractors are still feeling pretty good about the season.

Ryan Merkel

Good to hear. Thanks.

Bryan Fairbanks

Thanks, Ryan.

Operator

The Next question is from Joe Ahlersmeyer with Deutsche Bank. Please go ahead.

Joe Ahlersmeyer

Yes. Thanks for the question. Good afternoon, guys.

Bryan Fairbanks

Hi, Joe.

Dennis Schemm

Hi, Joe.

Joe Ahlersmeyer

So, I want to be really clear on what is guidance and what is not here, because Dennis, in your prepared remarks, I think you jumped right to the EBITDA margin when you’re talking about 2023 guidance. John did a good job of laying out the 1Q. I won’t go into detail on the full year, but other than to say that it implies at $1 billion, down something in the mid-teens. I think, Bryan, I heard you say mid-single-digits is your sell-through assumption. So, the bottom line of my question is, can we just be really clear on is the $1 billion a production rate assumption to which we’d have to add your assumptions around selling through of your inventory or is the $1 billion not a guide here? Like what is the $1 billion?

Bryan Fairbanks

Historically, we’ve provided one quarter out of revenue guide, and that’s what we’ve done this quarter. And also, at the beginning of the year, we have provided a variety of different metrics, in this case, providing full year guidance on EBITDA, SG&A, tax. So no, the $1 billion is not a full year guide. We’ve not moved to that. But I think given the changes in the marketplace, giving everybody here an understanding of the type of level that we’re producing to. Because if I were sitting in your chair and we said we were producing to, let’s say, a $1.4 billion type rate, I might be a little bit concerned that the customer is not strong enough to support that kind of rate. So, we believe that it’s important that we produce at a prudent rate while we have the ability to turn on production as we see the marketplace change.

Joe Ahlersmeyer

Very clear. Okay. And then your residential EBITDA margin in 2018 was around 31%. Could you maybe help reconcile or bridge that number to your 26% to 27% guidance? What sort of constitutes that 400 to 500 basis points difference. D&A doesn’t really factor in there. Mix, I’ve always assumed is margin neutral. You’re talking about having invested in productivity and having a highly trained workforce. So, is there a way to think about what’s driving that gap into 2023 versus 2018?

Dennis Schemm

I think the biggest factor there, Joe, is really coming down to utilization of capacity. And that would basically drive this difference that you’re referencing at this point in time. We are operating at a level below our total capacity at this time.

Joe Ahlersmeyer

Got it. Very clear, thank you, guys.

Bryan Fairbanks

Thanks, Joe.

Dennis Schemm

Thanks, Joe.

Operator

The next question is from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Yes. Hi, guys. Good afternoon. Maybe just first question, just can you talk a little bit about some of the shelf space wins that you talked about in your prepared remarks. And maybe just expand a little bit on the value proposition and the levers that you’re leading with. Because I think there are some questions out there from investors, if there is any sort of kind of pricing pressure that comes along with that. I don’t think there is, but I’m just curious what you’re levering.

Bryan Fairbanks

No, we have not seen pricing pressure in the marketplace. Our contractors have been comfortable in selling through the product lines we provided at the current price level. So that’s not something that we see that there is a high risk of. As it relates to the opportunities to win, I think we talked a little bit in the past about with Trex leading market share. And when you have some uncertainty in the marketplace, much bigger selling proposition is go with the leading brand. The brand is important when the consumer isn’t quite as strong. And we’ve seen a number of our channel partners move exclusively to Trex or increase their commitment with Trex as we move through this period. So that continues to be an opportunity as we move forward.

Tim Wojs

Okay, good. And then just from a margin cadence perspective, I mean anything that call out from a seasonality perspective as we think through the year, Dennis, maybe using Q4 as a benchmark?

Dennis Schemm

Yes. So that’s a great question. Thanks for that. So, our jumping off point, if you will, as Bryan mentioned, we got the full benefit of all of our restructuring and rightsizing our workforce in Q4. So, we ended up at Trex Residential at 36%. We’re looking to see that lift that gross margin lift by about 150 to 200 basis points for the full year. So, I would expect to see those cost savings initiatives start to ramp up.

Now, when you get into the Q2, Q3, you’re offset partially here by a slightly weaker mix as we’re more DIY-oriented at that time. But I would just look at it pretty much level across the year with about 37% up to 38% gross margin.

Tim Wojs

Okay, thanks, guys.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hey, good afternoon. Thanks for taking the question. So, the channel inventory normalization, it sounds like that’s behind you. First off, if you could maybe give us a little color on how you’re seeing the inventory levels within the channel here as we’re getting into peak season. Sorry, if I missed it, I dropped off for just a second. But do you feel like it’s at or even below normal levels within the channel or just what your thoughts around that?

Bryan Fairbanks

We attack the excess inventory in the channel aggressively starting in July and it was effective in getting it down to where we wanted to be by the end of the year. If you heard us talk about the year will be a little bit steeper curve as we move into Q2 and Q3. Would I like to see a little bit more inventory in the channel, as we’ve seen historically? I’d probably be a little bit happier with that, but we recognize where the channel is coming from. We have the capacity here. We have the inventory to be able to support the reduced risk that they’d like to carry right now.

Trey Grooms

Got it. Okay. And then as you think about on the cost side of things, any kind of deflation or maybe any good guys on the cost side that you could point to maybe with input as we look at this year?

Bryan Fairbanks

Moderation is probably the right word for it at this point rather than deflation. I hope to see that as we move through the year, we actually have some commodities that we do see some significant deflation on, but we’re not really seeing that nor are we seeing evidence of that. If you would have asked me a month ago, I would have said aluminum probably is a great opportunity. And for those of you who follow aluminum, it recently shifted quite significantly where it’s back to where it was in the back half of last year at those higher prices. So, it’s something that we will keep you up to date on, but we’re not seeing a significant deflationary marketplace. We don’t buy a lot of PVC in the marketplace, which has deflated quite significantly.

Trey Grooms

Right. And I guess it’s fair to say then the EBITDA margin guide of 26% to 27%, if we were to see some significant deflation there for you guys that would create some potential upside for those margins?

Bryan Fairbanks

Correct.

Trey Grooms

Alright. Thank you, guys. Take care.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Keith Hughes with Truist Securities. Please go ahead.

Keith Hughes

Thank you. And in response to an earlier question, I think you said you’re expecting sell-through to be down mid-single digits for the year. I just want to confirm that, if you could talk about what you were thinking at this point in terms of first half versus second half?

Bryan Fairbanks

Now, we’re not necessarily expecting it to be done. We’re building our production plan with that in mind. And as we see this consumer is stronger as we move into Q2 and Q3 and more product is needed in the channel, we will be able to service that. But that $1 billion is based off of a mid-single-digit type decline.

Keith Hughes

Okay. And would you expect in the second half of the year, based on your production planning to get back up positive side, revenue and production year-over-year?

Bryan Fairbanks

Yes, I think in the third quarter, you would see a significant, clearly, we’ve got two really tough comps in the first half and in the back half of the year, much easier comps. And then the fourth quarter, really, the question will be, how do we see the consumer moving out into 2024 and how much risk is our channel willing to hold going into the end of the year? What does our early buy program look like in December or does it start in January? So those questions are still to be answered.

Keith Hughes

And one final one, could you talk about what pricing contributed in the fourth and what you’re planning in the first to revenue?

Dennis Schemm

Yes. So pricing was about 10.7%. And in the first quarter, it’s going to be our biggest opportunity, probably around $4 million there. For the first half, it’s essentially like $5 (million) to $6 million, maybe max.

Bryan Fairbanks

We’ve pretty much lapped all of our pricing. January of last year was the last significant pricing we took. We took a very small amount in April. So, as we get through pretty much the first quarter, all of that pricing has been lapped.

Keith Hughes

Great. Thank you.

Operator

The next question is from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi, thanks for taking my questions today. I was just wondering if you could talk more about your conversations with dealers and distributors about sell-through demand expectations as we move into the spring selling season. Has there been any sequential change you would call out compared with, say, 90 days ago or have expectations remained relatively steady with where they were?

Bryan Fairbanks

I’d say expectations have remained relatively steady. They continue to see good demand through the fourth quarter. Clearly, there were some questions about that from a channel perspective. Would they be able to continue selling at a level to draw down inventory, but then also be able to bring in the start of an early buy in the month of December? And as you move out to the first quarter, again, we continue to see that consumers are going to both our pro channel as well as DIY customers and placing orders for Trex products.

Jeff Stevenson

That’s great to hear. And then I just wanted to touch on the progress you’ve made expanding your distribution and network. So, the Trex’s announcements were encouraging. But just how long a runway do you believe you have in expanding your distribution partnerships moving forward?

Bryan Fairbanks

Generally speaking, for Trex, it’s going to be less about adding new distributors. These were a couple of marketplaces where we see the growth is quite significant, we felt that we needed to add some additional representation. So, the largest growth will come from additional retail outlets as well as improving our share within the existing outlet that we sell from. But these were important enough in a marketplace that we do see outsized growth in the future that we wanted to call them out specifically.

Jeff Stevenson

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi, guys. Congrats on an impressive quarter.

Bryan Fairbanks

Thanks, Phil.

Phil Ng

Question for you, Dennis, the 26% to 27% EBITDA margin target, appreciating you’re not guiding to $1 billion of sales, but that implies mid-single-digit volume declines, give or take. What if it was like weaker, like down 10%? Do you have enough levers to still sustain that margin threshold in that demand backdrop?

Dennis Schemm

Well, I think you saw in the past, how we’re able to move and get our cost structure right. So, I think that there are things that we would do to improve the margin structure and keep it robust.

Phil Ng

Okay. And I forgot to ask, Dennis, any way to help us think how much of the cost out is driving some of that strength in the sustainability and the strength of the margins for 2023?

Dennis Schemm

Well, that’s the baseline for us moving forward. And now what you have is what the cost saving measures of continuous improvement, cost outs that we worked really hard on from a labor perspective, energy diversification, et cetera. They are all coming into play now. That’s that additional in 150 to 200 basis points of gross margin improvement that we’re calling out.

Phil Ng

Okay. That’s helpful. And then on your CAPEX guidance, the $130 (million) to $140 million for 2023, to more muted than I would have thought you know, appreciating maybe you are adding some of this little rock capacity further out down the road. Is that $130 (million) to $140 million sustainable? And if I heard you guys correctly, you are not actually physically adding decking capacity until 2026. Is that when it hits the market?

Bryan Fairbanks

I expect that we will start to see production out in that timeframe. I think it’s really important for everybody to understand our existing facilities. We don’t have room for additional buildings or additional capacity. So, it’s important that we have the third site and we have a building that’s ready for decking capacity to be able to go in. And based off what we are looking at this point, we think that timing is early 2026 when that would start running.

Phil Ng

Okay. Super. That’s helpful.

Operator

The next question comes from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good evening, everybody.

Bryan Fairbanks

Hey Reuben.

Reuben Garner

So, a follow-up to Phil’s question on the EBITDA margin guide, I guess conversely, if the market is better, than you anticipated, are you managing the business to this 26% to 27% level, meaning you will have more investments to make to bring capacity on faster and SG&A investments, or would you see some leverage in expansion on that margin if the market is better than you expect as the year progresses?

Dennis Schemm

Yes, I think that’s a great question. So, I would expect that we would see some margin expansion if we saw demand stronger then we are going to see better utilization, and that will be better cost absorption for us. So, I think that’s where you will see that benefit. And we are pretty committed to keeping the SG&A rate in that range of the 15% to 16%.

Reuben Garner

Got it. And then the contractor, any update on what you are hearing about contractor backlog, and even pricing of jobs. I know that was kind of a deterrent to some activity over the last couple of years, the extended lead times to get things done and pricing for the labor and other components of the job have gotten expensive. Are you hearing that those are reversing or are starting to settle in a little bit?

Bryan Fairbanks

Contractor backlogs have normalized at this point between four weeks and eight weeks. They had longer backlogs and some of them they were out 10 weeks, 16 type weeks. They can price jobs wherever they wanted to do excessive jobs, they didn’t really want to do. So, the more normalized backlog, the pricing is coming back in line in the marketplace, and they are looking to continue to drive that backlog. So, make sure that they have got competitive pricing.

Reuben Garner

Great. Congrats on the strong close to the year, guys and good luck.

Bryan Fairbanks

Thanks Reuben.

Dennis Schemm

Thanks Reuben.

Operator

The next question is from Alex Rygiel with B. Riley. Please go ahead.

Alex Rygiel

Thank you. Good morning gentlemen. A couple of quick questions here. The mid-single digit decline in volume assumption, can you disaggregate that between the market decline expectation and maybe some market share gain assumptions that you have implied there based upon the pro and retail markets that you have commented on?

Bryan Fairbanks

Yes. I think the biggest question is the strength of the consumer in the back half. So, we have not disaggregated that number at least for this call. We know what’s coming through with some of the market share gains that we have had out there. But again, we are being conservative as we look to the back half of this year from a production perspective and then our expectations with the consumer.

Alex Rygiel

And then secondly, are you anticipating any product mix shift with your production plan?

Bryan Fairbanks

No, we have not seen a shift downward with any changes in the economy. And Dennis did mention that we will see a little bit of a mix shift only because during the summertime, we have a much higher DIY demand, which is heavier on Basics. It doesn’t carry the same margin as our other profiles along the way. So, we do end up offsetting that with other continuous improvement along the way. But that’s probably the biggest impact is that we see a steeper curve in the year, which drives a little bit more of the basic sales to the summer months than normal.

Alex Rygiel

Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Great. Thanks and good afternoon everyone.

Bryan Fairbanks

Hey Kurt.

Kurt Yinger

I just wanted to start out with a high-level question on margins. And Dennis, earlier you said, I think the big difference between the 26% to 27% EBITDA margin this year and what we have seen historically is call it, lower utilization. But looking forward, what are the big areas of opportunity that you see on the margins side, regardless of improvements in the volume environment?

Dennis Schemm

Yes. I think if I would just go and compare 2022 to 2023, right. Largest decrement to the EBITDA margin side will be the step-up in the SG&A that we did, right. So, we talked about that last year where we are stepping up in branding and R&D and the like. So, that was definitely part of it. I think another part that’s important to think through, too, right, is we are not utilizing all of our capacity today. And so, maybe in round numbers here for every $100 million in net sales that we would be producing for I would be expecting to see about 100 basis points to 150 basis points of gross margin improvement as well. So, these are some opportunities for us to really inflect EBITDA margins higher going forward.

Kurt Yinger

Got it. And, that 100 basis points to 150 basis points of gross margin, is that just all volume leverage or…?

Dennis Schemm

Pretty much that would be mainly volume leverage.

Kurt Yinger

Got it. Okay. And then in the release, you talked about focusing on driving accelerated wood conversion. Just curious how that element factors in to your 2023 outlook or the framework you are using for market demand? And what factors you think are working for or against you in the current market?

Bryan Fairbanks

Yes. So, in today’s marketplace, wood has receded back to normalized pricing. Our Basics product sells for 2 times the price of wood. All of the market research we did about converting that wood customer to a Trex composite customer started with that 2x price level, and then being able to up-market that consumer to the Naturals product line, which has been highly successful over the past few years. And with Decks.com, we will continue to pursue that strategy.

Kurt Yinger

Got it. Alright. Thanks a lot Bryan and good luck here in 2023 guys.

Operator

The next question is from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hey. Good evening everyone. Thanks for taking the questions. Just one on the divestiture of Commercial, so what does that do from the perspective of management’s focus? And how should we think about Trex looking at any targeted M&A within residential decking or other residential adjacencies?

Bryan Fairbanks

Well, as I mentioned in my comments, it does allow the organization to specifically focus on the residential segment, which by far has the largest shareholder returns and opportunity moving forward. So, it’s one less distraction that’s out there for the organization.

Matthew Bouley

Got it. That’s helpful. Thank you for that. And then just second one, back on the topic of sell-through. If we take 2022, you had the $200 million of destocking at the end of the year and the $100 million of channel infill at the beginning of the year. So, you sort of had that net $100 million of destock. So, is it fair to say that your 2022 sell-through was actually $100 million higher, right? And then so when you talk about the $1 billion in 2023, you are actually thinking of more like a 10% decline in sell-through. Am I overcomplicating it? Is there an assumption of price in there? Just any additional color on that.

Dennis Schemm

In 2022 versus 2021, if you are just looking at that net sales line then yes, it would appear that we are about 10% higher from a net sales out. But if you look at it on more of a volume basis linear feet basis, I would tell you, sell-through equal to sell-out. And so, our main philosophy into 2023 is in how we are building our plan is really sell-in is equal to sell-out. There is not going to be, we are not factoring in any sort of inventory build in the channel.

Matthew Bouley

Understood. So, $1 billion is effectively your view of sellout in ‘23. Okay. Thanks Dennis. Thanks Bryan.

Dennis Schemm

Thank you.

Operator

The next question comes from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Hi, good evening. I want to jump on the question there. So, if Q4 ‘23 has even some normalized level of inventory build in the channel that would be upside to thinking about the $1 billion of production. Is that a fair way to think of it?

Bryan Fairbanks

Yes, depending upon the strength of the consumer. If the consumer behaves as we have expected with the production plan that we have built, then yes, there would be upside based on that.

Steven Ramsey

Okay. Helpful. And then I wanted to make sure I understood on the gained distribution in Texas and surrounding states. You said that was more retail oriented than the wholesale channel maybe just help us understand if that’s the case and how you see that building in the guidance this year or if that more benefits 2024?

Bryan Fairbanks

All of our distributors support both the pro-channel as well as retail customers. So, it’s really an overall channel opportunity to improve our representation in those markets and ensure that we can get product to customers where and when they need it.

Steven Ramsey

Helpful. Thank you.

Operator

The next question comes from Adam Baumgarten with Zelman. Please go ahead.

Adam Baumgarten

Hi, good evening everyone. Just given the more gradual build out of Little Rock, can you maybe talk to the overall dollar amount of capacity you have? Just because with the return to growth in the coming years and the push out until 2026, just curious if you have enough capacity to grow at maybe your historical rates as we get into the outer years here.

Bryan Fairbanks

Yes. We’re not going to get into the capacity of dollar value of total capacity that we have. We are confident that we have the capacity we need to be able to grow through that timeframe. If we see it come on quicker, we would use inventory as the buffer to build ahead on that.

Adam Baumgarten

Okay, got it. And then in the near term, if demand does end up being stronger than anticipated, how quickly can you ramp up production? Would that just be with your existing workforce or would you need to hire additional people to service that additional demand?

Bryan Fairbanks

It would be a combination of both. We would bring people in, I did mention in my comments, we do have a highly talented workforce today, because we’ve kept our most experienced and long-tenured employees. So, we do have the ability to bring in some less-skilled, less knowledgeable individuals on day one and be able to train them on how to run our lines, so they become highly skilled and are with us for a long period of time. But with a much higher percentage of highly skilled individuals who know all the ins and outs of running our lines, it’s much easier to bring on that line today than it was during the peak of the pandemic.

Adam Baumgarten

Got it. Thanks a lot. Best of luck.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my question. Dennis, I just wanted to follow up on an earlier comment about the gross margin cadence through the year. You expect relatively consistent other than some of the mix shift pressure in 2Q and 3Q. Does that mean that, in terms of the production levels, you’re assuming that it stays relatively consistent through the year? I would think if production were sort of ramping, the gross margin would go up with it.

Dennis Schemm

Yes. So, we build our plan basically assuming a level load of production to support $1 billion in sales. So, to answer your question, it’s a level load across the quarters.

Rafe Jadrosich

Okay. That’s helpful. And then are you assuming anything on the international side? Can you give a little bit of an outlook for 2023? Is there any step up there now that you have some excess capacity?

Bryan Fairbanks

Yes. We do have the capacity. International’s a challenge, fair to say, those markets are in a little bit different situation compared to North America, their energy prices continue to be very, very high. Some of the other inflationary factors have been more elevated than what we’ve seen here in the States. So, we are expecting a much weaker consumer in those marketplaces. Our customers did infill their inventories at the end of the year. They’re in good shape, whatever the market throws at them along the way. But I do expect this will be a difficult year with some of our international marketplaces.

Rafe Jadrosich

Thank you. That’s helpful.

Operator

The next question comes from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Great. Thanks for taking my questions. So, first, I just want to make sure I’m understanding it right in terms of the first quarter sales. You mentioned that the destocking is largely completed or completed by year-end. At the same time, you’re looking at it, on an adjusted basis, if you take out the build from last year, still sales is down about 8% to 12%. And, but the sell-out, the sell-through, did I hear it right, that you’re expecting it to be roughly flat year-over-year, so the delta would be a difference in channel inventory?

Dennis Schemm

Well, we’re thinking sell-in will be equal to sell-out, right? And so, I think Bryan talked a little bit about Q1 sales being a little lighter than we would like them to be at this point in time because we understand the channel’s position, they understand as well that we have inventory and we have capacity. However, we expect things to heat up here in the second quarter and be more of a much higher shift in demand in Q2, so that’s how we’re looking at that first half. First half would be larger than the second half as far as sales go. I wouldn’t call it a 50:50 across the halves.

Bryan Fairbanks

But I think it’s important to recognize, even though the channel is not stocking to the same degree that it has in the past, it will be building inventory in the first quarter. It’s a must to be able to service the marketplace during the peak part of the season as some of that inventory is built, so that when we talk about producing and what we see in the sell-through, that’s on the course of the full year. But through the first quarter, we definitely expect inventory to be built in the channel. It’s just much more conservative than what it has been in the past.

Michael Rehaut

Okay. We perhaps you can follow up with that after. Secondly, also, I just wanted to make sure I understood. You’re talking about an expectation for gross margins to be roughly similar throughout the year at around 37.5%-38%. Would that apply the same then to SG&A and if you could just remind us how to think about SG&A for the year? I think the last time, last call, you talked about 15% to 16%. Just curious if that still applies.

Dennis Schemm

Yes. So, for the full year guide, we’re looking at 15% to 16% for SG&A. And as you discussed before, from a gross margin perspective, yes, we’re looking at 38%, pretty much ratable or flattish across the quarters. I think it’s just important, too, over the longer term here, we do expect to see gross margins increment up. I would see us getting over 40% over the longer term. And as far as incremental EBITDA margins over the longer term as well, I do expect us to return to that 35% to 40% incremental EBITDA margins over the longer haul.

Bryan Fairbanks

And our branding is more heavily weighted to the beginning part of the year. We start that midway through the first quarter and then continue on that heavily through second quarter and even into the third quarter and then trails off significantly at the end of the year. Thanks.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for your questions and your attendance on today’s call. We look forward to speaking with many of you during the quarter at conferences and other events. Have a great evening. Thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.